            As filed with the Securities and Exchange Commission on June 9, 1998
                                      Registration No. 333-
                                                           -------------------

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                             ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         Copper Mountain Networks, Inc.
             (Exact name of Registrant as specified in its charter)

                             ---------------------

           Delaware                                             33-0702004
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)


                              2470 Embarcadero Way
                          Palo Alto, California  94303
                                 (650) 858-8500
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             ---------------------

                           1996 EQUITY INCENTIVE PLAN
                       1999 EMPLOYEE STOCK PURCHASE PLAN
                 1999 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                        OPTIONS GRANTED OUTSIDE ANY PLAN
                           (Full title of the plans)

                              ---------------------

                               Richard S. Gilbert
                     President and Chief Executive Officer
                         Copper Mountain Networks, Inc.
                              2470 Embarcadero Way
                          Palo Alto, California  94303
                                 (650) 858-8500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                             Lance W. Bridges, Esq.
                               COOLEY GODWARD LLP
                        4365 Executive Drive, Suite 1100
                              San Diego, CA 92121
                                 (619) 550-6000
                             ---------------------

                                                 CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                                    Proposed              Proposed
                                                                     Maximum               Maximum          Amount of
             Title of Securities                   Amount to      Offering Price          Aggregate        Registration
              To be Registered                   be Registered     Per Share (1)        Offering Price (1)     Fee
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value                      7,195,587     .066667 - $62.625     $149,325,796.35      $41,512.57
========================================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457. The price per share and aggregate offering price are based upon (a) the actual exercise price for shares subject to outstanding stock options previously granted under the Registrant's 1996 Equity Incentive Plan, 1999 Non-Employee Directors' Stock Option Plan, and outside of any plan, and (b) the average of the high and low sales prices of Registrant's Common Stock on June 4, 1999, as reported on the Nasdaq National Market, for shares issuable under the Company's 1996 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, and 1999 Non-Employee Directors' Stock Option Plan. The following chart shows the calculation of the registration fee.

-------------------------------------------------------------------------------------------------------------
                                                                                                 Aggregate
                Type of Shares                   Number of Shares   Offering Price Per Share   Offering Price
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         170,995               $0.066667             11,399.72
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         384,040               $0.226667             87,049.19
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding       2,085,191               $0.320000             667,261.12
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         435,245               $0.533333             232,130.52
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         256,500               $1.333333             341,999.91
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         147,000               $5.000000             735,000.00
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         391,500               $7.000000           2,740,500.00
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding          67,000              $8.5000000             569,500.00
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         690,000              $12.000000           8,280,000.00
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         141,000              $21.000000           2,961,000.00
 options under the 1996 Equity Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable under the 1996 Equity         1,566,147              $62.625000          98,079,955.88
 Incentive Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to options             200,000              $12.000000           2,400,000.00
 granted outside of any plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable under the 1999 Employee         300,000              $62.625000          18,787,500.00
 Stock Purchase Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable pursuant to outstanding         180,000              $12.000000           2,160,000.00
 options under the 1999 Non-Employee
 Directors' Stock Option Plan
-------------------------------------------------------------------------------------------------------------
Common Stock issuable under the 1999                  180,000              $62.625000          11,272,500.00
 Non-Employee Directors' Stock Option Plan
-------------------------------------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

       The prospectus contained in the Form S-1 Registration Statement (No. 333-73153) filed by Copper Mountain Networks, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") on March 1, 1999, as amended through the date hereof (the "Form S-1"), is hereby incorporated by reference into this Registration Statement. The Registrant has not filed, and has not been required to file, any reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of the date hereof. A description of the Registrant's Common Stock which is contained in the Form S-1, including any amendment or reports filed for the purpose of updating such description, is hereby incorporated by reference into this Registration Statement. All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

       Not applicable.

Item 5.  Interests of Named Experts and Counsel.

       The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, San Diego, California. As of the date of this Prospectus, certain members and associates of Cooley Godward own an aggregate of 60,943 shares of Common Stock through an investment partnership.

Item 6.  Indemnification of Directors and Officers.

       Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its Directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

                                       1.

       The Registrant's Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its Directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as Directors and officers. These provisions do not eliminate the Directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each Director will continue to be subject to liability for breach of the Director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the Director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the Director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the Director's duty to the Registrant or its stockholders when the Director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the Director's duty to the Registrant or its stockholders, for improper transactions between the Director and the Registrant and for improper distributions to stockholders and loans to Directors and officers. The provision also does not affect a Director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

       The Registrant has entered into indemnity agreements with each of its Directors and certain executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a Director or an executive officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

       At present, there is no pending litigation or proceeding involving a Director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

                                       2.

       The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.  Exemption from Registration Claimed.

       Not applicable.


Item 8.  Exhibits.



Exhibit No.    Description
-----------    -----------
    5.1        Opinion of Cooley Godward LLP.

   23.1        Consent of Ernst & Young LLP, Independent Auditors.

   23.2        Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.

   24.1        Power of Attorney is contained on the signature page.

*  99.1        Amended and Restated 1996 Equity Incentive Plan
               (the "1996 Plan").

*  99.2        Form of Stock Option Agreement pursuant to the 1996 Plan.

*  99.3        1999 Employee Stock Purchase Plan and related offering documents.

*  99.4        1999 Non-Employee Directors' Stock Option Plan.

*  99.5        Form of Nonqualified Stock Option for use with 1999 Non-Employee Directors' Stock
               Option Plan.

_______________________
* Filed as an exhibit to Registration Statement on Form S-1 (No. 333-73153) originally filed on March 1, 1999, as amended through the date hereof, and incorporated herein by reference.

Item 9.  Undertakings.
       1.      The undersigned Registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the

                                       3.

estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1934, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                       4.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on June 3, 1999.

                                          By:  /s/ John A. Creelman
                                               --------------------
                                               John A. Creelman
                                               Vice President of Finance, Chief
                                               Financial Officer and Secretary


                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard S. Gilbert and John A. Creelman and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                                                          Title                         Date
---------                                                                          -----                         ----

/s/ Richard S. Gilbert                                            President, Chief Executive Officer and     June 3, 1999
--------------------------------------------------------------    Director
Richard S. Gilbert                                                (Principal Executive Officer)

/s/ John A. Creelman                                              Vice President of Finance, Chief           June 3, 1999
--------------------------------------------------------------    Financial Officer, and Secretary
John A. Creelman                                                  (Principal Financial and Accounting
                                                                  Officer)

/s/ Joseph D. Markee                                              Chief Technical Officer and Chairman of    June 4, 1999
--------------------------------------------------------------    the Board
Joseph D. Markee

/s/ Robert L. Bailey                                              Director                                   June 3, 1999
--------------------------------------------------------------
Robert L. Bailey

/s/ Tench Coxe                                                    Director                                   June 4, 1999
--------------------------------------------------------------
Tench Coxe

/s/ Roger Evans                                                   Director                                   June 4, 1999
--------------------------------------------------------------
Roger Evans

/s/ Richard H. Kimball                                            Director                                   June 4, 1999
--------------------------------------------------------------
Richard H. Kimball

/s/ Raymond V. Thomas                                             Director                                   June 4, 1999
--------------------------------------------------------------
Raymond V. Thomas

/s/ Andrew W. Verhalen                                            Director                                   June 8, 1999
--------------------------------------------------------------
Andrew W. Verhalen

                                       5.

                                 EXHIBIT INDEX


                                                                                       Sequential
Exhibit No.    Description                                                              Page No.
------------   -----------                                                             ----------
         5.1   Opinion of Cooley Godward LLP.
        23.1   Consent of Ernst & Young LLP, Independent Auditors.
        23.2   Consent of Cooley Godward LLP.  Reference is made to Exhibit 5.1.
        24.1   Power of Attorney.  Reference is made to page 5.
     *  99.1   Amended and Restated 1996 Equity Incentive Plan (the "1996 Plan")
     *  99.2   Form of Stock Option Agreement pursuant to the 1996 Plan.
     *  99.3   1999 Employee Stock Purchase Plan and related offering documents.
     *  99.4   1999 Non-Employee Directors' Stock Option Plan.
     *  99.5   Form of Nonqualified Stock Option for use with 1999 Non-Employee Directors' Stock Option Plan.

------------------------

* Filed as an exhibit to Registration Statement on Form S-1 (No. 333-73153) originally filed on March 1, 1999, as amended through the date hereof, and incorporated herein by reference.

                                       6.